                                                                     EXHIBIT 2.1



                            SHARE PURCHASE AGREEMENT
                                (the "AGREEMENT")


                                     between


The Shareholders of SYMPHAR S.A., i.e.,

Valorous Trading PTE Ltd                             hereinafter "SELLER 1"

Craig Bentzen                                        hereinafter "SELLER 2"

Jean-Charles Roguet                                  hereinafter "SELLER 3"

Mong Lan Nguyen                                      hereinafter "SELLER 4"

Eric Niesor                                          hereinafter "SELLER 5"

The Sellers 1 to 5 acting jointly and severally


                                       and


ILEX ONCOLOGY, INC.
4545 Horizon Hill Blvd.
USA-San Antonio, Texas 78229-2263                    hereinafter the "PARENT"


                                       and


ILEX ACQUISITIONS, INC.
4545 Horizon Hill Blvd.
USA-San Antonio, Texas 78229-2263                    hereinafter the "PURCHASER"

The Parent and the Purchaser acting
jointly and severally


                                    regarding


SYMPHAR S.A.
243, Route des Fayards
CH-1290 Versoix                                      hereinafter the "COMPANY"


                                LENZ & STAEHELIN

                                ATTORNEYS-AT-LAW


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                                TABLE OF CONTENTS


Definitions...................................................................................................5

Article I - Purchase and Sale of Shares.......................................................................8

   I.1 Purchase and Sale......................................................................................8

   I.2 Purchase Price Payment.................................................................................8

Article II - Closing..........................................................................................9

   II.1 Place and Date........................................................................................9

   II.2 Closing Documents.....................................................................................9

Article III - Representations and Warranties.................................................................10

   III.1 Representations and Warranties of Purchaser and Parent..............................................10
      (a)      Organization of Purchaser.....................................................................10
      (b)      Authority.....................................................................................10
      (a)      Organization of Parent........................................................................11
      (b)      Authority.....................................................................................11
      (c)      Authorization for Exchange Shares.............................................................11

   III.2 Representations and Warranties of Sellers...........................................................11
      (a)      Ownership of Sale Shares......................................................................11
      (b)      Organization of Company.......................................................................12
      (c)      Capitalization................................................................................12
      (d)      Share capital paid up.........................................................................12
      (e)      No contractual rights of third party over equity interest.....................................12
      (f)      Financial Statements..........................................................................12
      (g)      No Undisclosed Liabilities....................................................................13
      (h)      Accounts Receivable...........................................................................13
      (i)      Capital Improvements..........................................................................13
      (j)      Absence of Change.............................................................................14
      (k)      Insolvency....................................................................................15
      (l)      Taxes.........................................................................................15


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
      (m)      Environment...................................................................................16
      (n)      Leases; Real Property.........................................................................17
      (o)      Condition of Assets; Sufficiency..............................................................18
      (p)      Intellectual Property Rights..................................................................18
      (q)      Contracts.....................................................................................19
      (r)      Litigation....................................................................................20
      (s)      Compliance with Laws..........................................................................20
      (t)      Insurance.....................................................................................21
      (u)      Products......................................................................................21
      (v)      Employees.....................................................................................22
      (w)      Professional and Social Welfare...............................................................22
      (x)      No collective bargaining......................................................................23
      (y)      Bank Accounts.................................................................................23
      (z)      Competing Interests...........................................................................23
      (aa)     Brokers and Finders...........................................................................23
      (ab)     Termination of agreements between the Company and the Sellers.................................24
      (ac)     Absence of Questionable Payments..............................................................24
      (ad)     Records.......................................................................................24
      (ae)     Supplier List.................................................................................24
      (af)     No Royalties..................................................................................24
      (ag)     Effect of Agreement...........................................................................25
      (ah)     Accuracy of information.......................................................................25

Article IV - Covenants.......................................................................................26

   IV.1 Employment Agreements................................................................................26

   IV.2 Covenant not to compete and not to solicit...........................................................26

   IV.3 Resignation..........................................................................................26

   IV.4 Change of Corporate Name.............................................................................27

   IV.5 Operating and capital budgets........................................................................27

   IV.6 Indirect Partial Liquidation.........................................................................27


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
Article V - Indemnification..................................................................................28

   V.1 Principle of the Warranty Indemnification.............................................................28

   V.2 Deductions from Payments..............................................................................28

   V.3 Limitation in Time....................................................................................28

   V.4 Cap; Threshold........................................................................................29

   V.5 Indemnification by Purchaser..........................................................................29

   V.6 Third Party Claims....................................................................................30

   V.7 Adjustment of Indemnity Payment.......................................................................30

   V.8 Effect of Knowledge on Representations and Warranties.................................................31

   V.9 Exclusive Remedy......................................................................................31

Article VI - Miscellaneous...................................................................................31

   VI.1 Notices..............................................................................................31

   VI.2 Entire Agreement.....................................................................................33

   VI.3 Severability of provisions...........................................................................33

   VI.4 Binding Effect, Benefit..............................................................................33

   VI.5 Assignability........................................................................................33

   VI.6 Amendment and Modification; Waiver...................................................................33

   VI.7 Announcements........................................................................................34

      (a)      Employees.....................................................................................34

      (b)      Press Release.................................................................................34

   VI.8 Confidentiality......................................................................................34

   VI.9 Adviser's fees; Expenses.............................................................................34

   VI.10 Applicable Law......................................................................................34

   VI.11 Arbitration.........................................................................................34


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Share Purchase Agreement                                                     -5-
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WHEREAS the Company is a company incorporated in Switzerland, having its registered office at Route des Fayards 243, 1290 Versoix, Switzerland; and

WHEREAS the Company has a fully paid-up share capital of CHF 500'000.-, divided into 500 bearer shares with a par value of CHF 1000.- each; and

WHEREAS the Sellers are currently the owners of the entire outstanding share capital; and

WHEREAS the Sellers desire to sell all of the outstanding shares of the Company and in reliance upon the representations, warranties and undertakings set out in this Agreement, the Purchaser desires to purchase all of the outstanding shares on the terms and conditions set out in this Agreement;



NOW THEREFORE, the parties hereto agree as follows:


                                   DEFINITIONS

"ACCOUNTS" shall mean the audited financial statements, as of and for the years ended 31 December 1998, 1999 and 2000 (composed of the income statement, the balance sheet and notes to the financial statements) and the annual report of each of the Company.

"ACCOUNTS RECEIVABLE" shall mean any and all accounts receivable, trade receivables, notes receivable and other receivables arising out of the Business.

"ASSETS" shall mean all tangible and intangible property, rights and assets used in the Business as currently conducted.

"ASSOCIATES" shall mean

(a)   with respect to an individual:

    (i) the spouse or parents of the individual and all lineal descendants of the individual and the spouse,

    (ii) any trust in which the individual or any person described in (i) above has a pecuniary interest or any trustee of such a trust, and

    (iii) any business entity which is directly or indirectly controlled by any of the foregoing; and

(b) with respect to a person other than a natural person, any person controlling, controlled by or under common control with such person, and any director, officer, partner, trustee, administrator, beneficiary, executor or manager of such person and any Associate of any person described in this clause (b).


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Share Purchase Agreement                                                     -6-
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"BEST KNOWLEDGE" shall mean both what a person knows as well as what such person should know had the person exercised reasonable diligence.

"BUSINESS" shall mean the business carried on by the Company as of the date hereof, that is a research and development organization engaged in the identification of lead therapeutic compounds in areas of oncology, cardiovascular and neurology within the framework of phosphonate medicinal chemistry, to the exclusion of manufacturing and commercialization.

"BUSINESS DAY" shall mean any day other than Saturday or Sunday on which banks are opened for business in San Antonio, Texas, USA, and Geneva, Switzerland.

"CASH PAYMENT AT CLOSING" shall be the sum of US$ 15'000'000.- less the Escrow Amount I and the Escrow Amount II.

"CLOSING" shall have the meaning set forth in Article II.1.

"CLOSING DATE" shall have the meaning set forth in Article II.1.

"CORPORATE DOCUMENTS" shall mean the shares or share certificates representing the Sale Shares, minutes of general shareholders' meetings of the Company for the last three years, minutes of the board of directors' meetings of the Company for the last three years, the report of the auditors to the shareholders of the last three years and certified copies of the current articles of association in respect of the Company and the internal regulations.

"EMPLOYMENT AGREEMENT" shall mean the employment agreement, attached hereto as
Exhibit 1, among the Company on the one hand and Seller 2 on the other hand, entered into immediately upon Closing on commercial terms mutually satisfactory to the Company, Seller 2 and the Purchaser.

"ENVIRONMENT LAW" shall mean any and all applicable laws or regulation regarding the protection of the environment (land, air, water or any combination thereof) and of nature or human health and safety.

"ESCROW ACCOUNT I" shall mean an account with a major [Swiss] bank in the name of the Purchaser, Parent and all of the Sellers with respect to the Escrow Amount I.

"ESCROW ACCOUNT II" shall mean an account with a major [Swiss] bank in the name of the Purchaser, Parent and all of the Sellers with respect to the Escrow Amount II.

"ESCROW AGREEMENT I" shall mean the agreement, attached hereto as Exhibit 2, of even date herewith, pursuant to which the Escrow Amount I shall be deposited in the Escrow Account I.

"ESCROW AGREEMENT II" shall mean the agreement, attached hereto as Exhibit 3, of even date herewith, pursuant to which the Escrow Amount II shall be deposited in the Escrow Account II.


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Share Purchase Agreement                                                     -7-
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"ESCROW AMOUNT I" shall mean an amount of US$ 4'500'000.- to be deposited at
Closing in the Escrow Account I.

"ESCROW AMOUNT II" shall mean an amount of US$ 5'000'000.- to be deposited at Closing in the Escrow Account II.

"EXCHANGE SHARES" shall mean 521'122 shares of the Parent common stock, par value US$.01 per share.

"INTELLECTUAL PROPERTY RIGHTS" shall mean all patents and patent applications, all trademarks and trademark applications, all copyrights; all registrations and applications and renewals for any of the foregoing; all trade names, trade secrets, confidential information, ideas, formulae, compositions, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and related information, marketing and promotional materials and all other information and intellectual property rights and all tangible embodiments thereof.

"INVESTOR RIGHTS AGREEMENT" shall mean the agreement attached hereto as Exhibit 4 of even date herewith regarding the issuance of the Exchange Shares to each of the Sellers and the filing of the resale registration with the SEC pursuant to the Securities Act of 1933.

"SALE SHARES" shall mean all issued and outstanding 500 bearer shares of the Company with a par value of CHF 1'000.- each, representing the total equity capital of the Company.

"SEC" shall mean the United States Securities and Exchange Commission.

"SELLERS" shall mean Seller 1 to Seller 5.

"SOCIAL SECURITY CONTRIBUTIONS" shall mean the mandatory contributions to the old-age pension insurance scheme (AVS), pension fund scheme (LPP), invalidity insurance (AI), loss of salary insurance (Allocation pour pertes de gain) and unemployment insurance (Assurance chomage), together with any interest or any penalty imposed by any social security authority with respect thereto.

"TAXES" shall mean all income, profits, capital gains, capital, stamp, anticipatory, gross receipts, sales, value added, use, real property and other taxes (whether payable directly or by withholding), assessed by Swiss or foreign authorities, together with any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

Share Purchase Agreement                                                     -8-
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                    ARTICLE I - PURCHASE AND SALE OF SHARES

I.1      PURCHASE AND SALE

In accordance with the terms of this Agreement, each of the Sellers shall sell to the Purchaser and the Purchaser shall purchase from each of the Sellers good and valid title to the Sale Shares as set out below, for the consideration set out in Article I.2 below.

Name of Seller                                               Number of Sale Shares
--------------                                               ---------------------
-   Seller 1......................................................      295
-   Seller 2......................................................      120
-   Seller 3......................................................       35
-   Seller 4......................................................       25
-   Seller 5......................................................       25
                                                                       ----
Total of Sale Shares..............................................      500


I.2      PURCHASE PRICE PAYMENT

I.2.1      Cash Payment at Closing

           At Closing, the Purchaser pays by wire transfer of immediately available funds to an account as previously specified by the Sellers to the Purchaser an amount equal to the Cash Payment at Closing as follows:

           Name of Seller                                               Amount Payable (US$)
           --------------                                               --------------------
           -  Seller 1...............................................    US$   3'245'000.-
           -  Seller 2...............................................    US$   1'320'000.-
           -  Seller 3...............................................    US$     385'000.-
           -  Seller 4...............................................    US$     275'000.-
           -  Seller 5...............................................    US$     275'000.-
                                                                         -----------------
                                                                         US$   5'500'000.-

           Payment to the account of the Sellers of the amounts set out herein shall discharge the Purchaser and Parent of all obligations towards all Sellers under this Article I.2.1.

I.2.2      Escrow Amounts

           At Closing, the Purchaser deposits the Escrow Amount I and the Escrow Amount II in accordance with the Escrow Agreement I and the Escrow Agreement II.


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Share Purchase Agreement                                                     -9-
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I.2.3      Exchange Shares

           At Closing, the Purchaser delivers in the name of each Seller certificates representing the number of shares of Exchange Shares which such Seller is entitled to receive hereunder as set forth below. Delivery of the Exchange Shares to each Seller shall discharge the Purchaser and Parent of all obligations towards all Sellers under this Article I.2.3, as follows:

           Name of Seller                                                   Number of Exchange Shares
           --------------                                                   -------------------------
           -  Seller 1......................................................          307'462
           -  Seller 2......................................................          125'069
           -  Seller 3......................................................           36'478
           -  Seller 4......................................................           26'056
           -  Seller 5......................................................           26'056
                                                                                     --------
                                                                                      521'121


                              ARTICLE II - CLOSING

II.1     PLACE AND DATE

The closing of the transaction contemplated herein (hereinafter the "CLOSING") takes place simultaneously with the execution of this Agreement at the offices of Lenz & Staehelin, Geneva, on February 13, 2001, or at such other later date and place as the parties may agree (the date on which Closing occurs hereinafter the "CLOSING DATE").


II.2     CLOSING DOCUMENTS

II.2.1   At the Closing, Sellers deliver to Purchaser:

(a)      the certificates representing the Sale Shares;

(b) letters of resignation of all members of the board of directors of the Company (as identified by the Purchaser), each containing a statement of the resigning director that he has been fully compensated for his services rendered to the Company and that he has no claim of whatever nature against the Company;

(c)      the Pension Fund Certificate pursuant to Article III.2(w);

(d) the duly executed Escrow Agreement I and the duly executed Escrow Agreement II; and

(e)      the duly executed Investor Rights Agreement.


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Share Purchase Agreement                                                    -10-
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II.2.2   At the Closing, Purchaser delivers to Sellers:

(a)      evidence of payment of the Cash Payment at Closing;

(b) the duly executed Escrow Agreement I and the duly executed Escrow Agreement II;

(c) evidence of payment of the Escrow Amount I to the Escrow Account I and evidence of payment of the Escrow Amount II to the Escrow Account II;

(d)      certificates representing the Exchange Shares; and

(e)      the duly executed Investor Rights Agreement.


                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

Each party hereby makes the representations and warranties contained in this
Article III to the other party, each of which is true and correct as of the date hereof and as of the Closing Date.


III.1    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

The Purchaser represents and warrants to the Sellers as follows:

(a)      Organization of Purchaser

         The Purchaser is duly organized and validly existing under the laws of Delaware and has the corporate power to own and operate its properties and to carry on its business as now being conducted.

(b)      Authority

         This Agreement has been duly authorized and validly executed and delivered by the Purchaser, and is valid and enforceable against the Purchaser in accordance with its terms applicable to Purchaser. The Purchaser has full power and authority to enter into this Agreement and to carry out the transactions applicable to the Purchaser contemplated by this Agreement.

         The execution and delivery of this Agreement by the Purchaser does not violate the Purchaser's certificate of incorporation or bylaws, any agreement to which it is a signatory or any governmental law, regulation, order or judgement to which it is subject.


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Share Purchase Agreement                                                    -11-
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The Parent represents and warrants to the Sellers as follows:

(a)      Organization of Parent

         The Parent is duly organized and validly existing under the laws of Delaware and has the corporate power to own and operate its properties and to carry on its business as now being conducted.

(b)      Authority

         This Agreement has been duly authorized and validly executed and delivered by the Parent, and is valid and enforceable against the Parent in accordance with its terms applicable to the Parent. The Parent has full power and authority to enter into this Agreement and to carry out the transactions applicable to the Parent contemplated by this Agreement.

         The execution and delivery of this Agreement by the Parent does not violate the Parent's certificate of incorporation or bylaws, any agreement to which it is a signatory or any governmental law, regulation, order or judgment to which it is subject.


(c)      Authorization for Exchange Shares

         The Parent has taken all necessary action to permit it to issue the Exchange Shares required to be issued pursuant to the terms of this Agreement. The Exchange Shares issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and not subject to preemptive rights. The Exchange Shares issuable pursuant to this Agreement will, when issued, be eligible for quotation on The Nasdaq National Market.


III.2    REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller jointly and severally makes the following representations and warranties to the Purchaser and the Parent:

(a)      Ownership of Sale Shares

         Each Seller holds, and the Purchaser will receive, good and valid title to, his or its Sale Shares, including those shares held in a fiduciary capacity by any director of the Company. Each Seller owns his or its Sale Shares free and clear of all encumbrances, mortgages, charges, liens, security interests or any other right of any third party.


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Share Purchase Agreement                                                    -12-
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         The Sale Shares are the only shares of the Company issued and outstanding and the Sellers are the only shareholders of the Company. Each Seller owns the number of Sale Shares opposite his or its name in
         Article I.1.

(b)      Organization of Company

         The Company is duly organized and validly existing under the laws of Switzerland and has the corporate power to own, operate and lease its properties and assets and to carry on its Business as now being conducted.

         There has not been any claim by any jurisdiction that the Company is required to be authorized to do business as a foreign corporation in such jurisdiction.

         The Corporate Documents of the Company, which are attached hereto as Annex III.2.(b), are true, complete, correct and have not been amended.

(c)      Capitalization

         The Company has the following capital structure: a paid-up share capital of CHF 500'000.-, divided into 500 bearer shares with a par value of CHF 1'000.- each.

(d)      Share capital paid up

         All the issued and outstanding shares of the Company are duly and validly authorized, issued and fully paid up and non-assessable.

(e)      No contractual rights of third party over equity interest

         Except for the right of first refusal set out in an agreement between the Sellers, which is terminated effective as of the consummation of the transactions contemplated herein, there is no option, warrant, conversion privilege, right of pre-emption, right to acquire, right of first refusal over or affecting any of the Sale Shares, nor is there any commitment by any Seller or the Company to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

(f)      Financial Statements

         The Sellers have delivered to the Purchaser the Accounts and the budget for the 2001 fiscal year, all as set forth in Annex III.2.(f).

         The Accounts have each been prepared in accordance with the provisions of Swiss law and generally accepted accounting principles in Switzerland applied on a consistent basis throughout the last three financial years. The Accounts are each correct and complete and give, in accordance with the provisions of Swiss law and generally accepted accounting principles in Switzerland applied on a consistent


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Share Purchase Agreement                                                    -13-
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         basis, a true, accurate and fair view of the financial situation and the results of the Company.

         In the Accounts of the Company, the assets and the inventory included among the assets of the Company are valued in accordance with generally accepted accounting principles in Switzerland consistently applied.

(g)      No Undisclosed Liabilities

         The Accounts and notes thereto contain all liabilities, whether actual, accrued, direct, conditional, contingent or otherwise that, according to the provisions of Swiss law and generally accepted accounting principles in Switzerland applied on a consistent basis, need to be contained therein. As of the date hereof, the Company does not have, and none of the assets and properties of the Company is subject to, any liabilities other than those set forth in the Accounts, with the exception of liabilities which have been incurred in the ordinary course of business since December 31, 2000.

(h)      Accounts Receivable

         Annex III.2.(h)(i) sets forth a true, accurate and complete aging schedule of all Accounts Receivable of the Company outstanding on January 31, 2001. All Accounts Receivable of the Company have arisen out of bona fide transactions in the ordinary course of business and as of the date hereof and the necessary provisions have been made in the Accounts of the Company in accordance with Swiss law and generally accepted accounting principles in Switzerland consistently applied. All Accounts Receivables either have been collected or are collectible on the respective due dates thereof, or, if no due date is stated with respect thereto, within 90 days of their creation, in each case in the aggregate recorded amounts thereof, less the applicable provision with respect thereto reflected on the Accounts. The Company has not factored or discounted or agreed to factor or discount any Account Receivable. The values at which the Accounts Receivable are carried on the Balance Sheet reflect the accounts receivable valuation policy of the Company which is consistent with the Company's past practice and in accordance with generally accepted accounting principles in Switzerland consistently applied. Annex III.2.(h)(ii) sets forth a true, correct and complete list of all Accounts Receivable written off by the Company, in whole or in part, as uncollectible during the three years preceding the date hereof.

(i)      Capital Improvements

         Annex III.2.(i) describes all capital improvements or purchases or other capital expenditures (as determined in accordance with the provisions of Swiss law of and generally accepted accounting principles in Switzerland) which the Company has committed to or contracted for and which have not been completed prior to the date hereof and the costs and expenses reasonably estimated to complete such work and purchases.


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Share Purchase Agreement                                                    -14-
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(j)      Absence of Change

         Except as set forth on Annex III.2.(j)(i), since December 31, 2000, there have not been:

         (i) any changes in the financial condition, assets, liabilities, personnel or operations of the Company or in their relationships with employees, suppliers, customers, lessors or others, other than changes in the ordinary course of business;

         (ii) any change, event or condition which has had or could reasonably be expected to have an adverse effect on the Business of the Company;

         (iii) any damage, destruction, loss, or other action which may give rise to any liability of the Company, whether or not covered by insurance, adversely affecting the assets of the Company taken as a whole;

         (iv) (a) any indebtedness for borrowed money incurred by the Company becoming or becoming capable of being declared repayable earlier than the due date for payment or (b) any forgiveness or cancellation of indebtedness owing to the Company or waiver of any claims or rights by the Company with regard to such indebtedness;

         (v) any increase in the compensation or benefits paid or to become payable by the Company, including severance or termination benefits, to any of its officers or employees or agreement to do the same, except for scheduled increases in the ordinary course of business consistent with past practice to employees who are not officers of the Company;

         (vi) any payment of dividends, distributions or other dispositions nor any transfer, lease, license of assets of the Company to Sellers;

         (vii) any encumbrances placed on or created or extended over any of the assets of the Company;

         (viii) any breach, default by the Company, or to the Best Knowledge of the Sellers, any default by a third party, amendment or termination of any lease, contract, license or other agreement to which the Company is a party or which its properties or assets are bound;

         (ix) any change in the collection, payment or credit practices of the Company or in the accounting practices, procedures or methods of the Company;


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Share Purchase Agreement                                                    -15-
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         (x)      any agreement, arrangement or transaction, other than in the ordinary course of business consistent with past practice and of an entirely arm's length nature and as set forth on Annex III.2.(j)(ii), between (i) the Company and (ii) the Sellers or any officer or employee of the Company;

         (xi) to the Best Knowledge of the Sellers, any legislative or regulatory change adversely affecting the Company, its assets or the Business;

         (xii) any event or condition which, individually or in the aggregate, could prevent, hinder or delay in any respect the ability of the Sellers to consummate the transactions contemplated herein; or

         (xiii) any oral or written agreement by any the Sellers or the Company or any corporate action by the Company with respect to any of the above.

(k)      Insolvency

         (i) No order has been notified and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

         (ii) No administration order has been made and no petition for such an order has been presented in respect of the Company.

         (iii) No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

         (iv) The Company is not insolvent, or is not unable to pay its debts, or has stopped paying its debts as they fall due and there are no enforcement proceedings initiated against the Company as set forth in Annex III.2(k).

         (v)      No unsatisfied judgement is outstanding against the Company.

(l)      Taxes

         (i)      Filing of Returns

         The Company has filed when due, correct and accurate returns for Taxes and has otherwise complied in all respects with requirements relating to the filing of Tax returns and the supply of all information required to be supplied to any tax authority. All such Tax returns and the information and data contained therein have been properly and accurately compiled and completed in all respects, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax returns.


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         (ii)     Payment of Taxes

         The Company has complied timely with all and any requirements relating to the payment of Taxes, of whatever nature, including interest and penalties, if any.

         (iii)    Tax Provisions

         The Company has paid and, if not paid, established adequate provisions in its respective latest Accounts for all Taxes of whatever nature that may be assessed or computed on the property, results, operations or transactions of the Company for all periods prior to December 31, 2000, regardless of the financial period during which such Taxes may become due and payable.

         For the Company, the amount of the provision for accrued Taxes in its latest Accounts was adequate and fully in accordance with Swiss law and generally accepted accounting principles in Switzerland and practices commonly adopted by companies carrying on businesses similar to the Business.

         The Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of its latest Accounts.

         (iv)     No Dispute

         The Company is not subject to formal proceedings or investigations or examinations by any tax authorities and to the Best Knowledge of the Sellers no such proceedings, investigations or claims are threatened against the Company.

         (v)      No Withholding Tax on Dividends

         The Company has not distributed nor caused to be distributed any hidden dividend, nor distributed or granted any other benefit to the Sellers or any other person which could lead to the imposition of any withholding taxes on dividends or constructive dividends.

         (vi)     No Adverse Tax Consequences

         The acquisition of the Sale Shares by the Purchaser will not give rise to any adverse tax consequences for the Company.

(m)      Environment

         The Company conducts and has always conducted its activities in conformity with Environment Law. Until and including the date hereof, the Company has complied with and not violated any Environment Law at the time when such law was applicable. No action has been undertaken or, to the Best Knowledge of the Sellers, threatened to be undertaken by Swiss or foreign authorities with respect to Environment Law which could have an adverse effect on the Company. No facts,

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         events or conditions in existence on or prior to the date hereof which relate to the past or present operations of the Company give rise to any investigatory, remedial or corrective obligations pursuant to Environment Law, or give rise to any other liabilities for onsite or offsite releases of hazardous materials, substances or wastes, personal injury, contamination of soil, water, air or groundwater, property damage or damage to natural resources, pursuant to Environment Law.

(n)      Leases; Real Property

         Annex III.2.(n) sets forth a complete and correct list of all real property or premises owned or leased in whole or in part, and the annual rent amounts payable, by the Company.

         Each lease of premises utilized by the Company is legal, valid and binding, and in full force and effect, as between the Company and the other party or parties thereto, and the Company is tenant or possessor in good standing thereunder, free of any default or breach, and quietly enjoys the premises provided for therein without interference. Each rental and other payment due from the Company thereunder has been duly paid; each act required to be performed by the Company which if not performed would constitute a breach thereof has been duly performed; and no act forbidden to be performed by the Company has been performed thereunder.

         The Company owns, or holds a valid leasehold interest in such premises, free and clear (except for rights of landlords with respect to fixtures and leasehold improvements, if any, with respect to leased premises) of all encumbrances, including those related to improvement, fixture or item of equipment located in or on each of the properties and premises owned, leased or occupied by it; no improvement, fixture, or equipment on any such premises is in violation of any law, including without limitation any zoning, building, safety, health, Environment Law or other law, and each of such premises and properties is zoned for the purposes for which such premises or properties are currently being used.

         All buildings owned or occupied by the Company have been constantly maintained in accordance with all laws and regulations and the provisions of any applicable lease. None of such premises or properties has been condemned or otherwise taken by public authority and no condemnation or taking is threatened or contemplated. The Company has all required legal or governmental approvals for each of the properties and premises owned, leased, used or occupied by it. There are no pending or threatened disputes with respect to any lease or other agreement pursuant to which the real property or premises is leased by the Company.

         There is no (i) change contemplated in any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority, applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction affecting the real property or premises described in this Article III.2(n), including without limitation any zoning ordinances, building codes, flood disaster laws, health laws or environmental laws,

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         judicial or administrative action, action by adjacent landowners, administrative action, (ii) natural or artificial conditions on or about the real property or premises described in this Article III.2(n) or (iii) significant adverse fact or condition relating to such real property or premises or its use that would, in each case, prevent, limit, impede or render more costly the ownership, operation or maintenance of such real property or premises compared to the cost as of the date hereof.

(o)      Condition of Assets; Sufficiency

         The equipment and other tangible assets owned by the Company are owned, free and clear of all liens, encumbrances and other third party rights and are in good repair and operating condition, normal wear and tear excepted, have been maintained regularly in accordance with commercially reasonable practices and may be used for their intended purpose in the normal course of the Business. The assets of the Company described in this Section III.2.(o) include all assets which have been used by the Company to conduct the Business or are required for the purpose of carrying on the Business. Annex III.2.(o) sets forth the material equipment and other tangible assets owned by the Company.

(p)      Intellectual Property Rights

         Annex III.2.(p)(i) sets forth a complete and correct list and brief description of all Intellectual Property Rights owned (and where appropriate, registered) by the Company or used by the Company in connection with the Business, including all licenses and other rights granted by the Company to any third party with respect to Intellectual Property Rights and all licenses and other rights granted by any third party to the Company, in each case together with a description of the nature of the license and subject matter licensed. Undocumented know-how, show-how and trade secrets necessary and sufficient to practice the Intellectual Property Rights listed in Annex III.2.(p)(i) and the Business, generally, are also included in the Intellectual Property Rights owned or used by the Company, in connection with the Business, even though they are not specifically listed in Annex III.2.(p)(i).

         To the Best Knowledge of the Sellers, the Company owns or possesses all right, title and interest in and to, or has the unencumbered right to a royalty-bearing exclusive license to use, all of the Intellectual Property Rights set forth in Annex III.2(p)(ii). To the Best Knowledge of the Sellers, all Intellectual Property Rights set forth in Annex III.2(p)(ii) are valid, enforceable and not infringed. No claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property Rights set forth in Annex III.2(p)(ii) has been made, is currently outstanding or is, to the Best Knowledge of the Sellers, threatened, and to the Best Knowledge of the Sellers, there are no grounds for such claim. To the Best Knowledge of the Sellers, and except potentially the Toray Industries, Inc., Japan, United States patent, patent number 5,153,183, dated October 6, 1992, the Intellectual Property Rights set forth in Annex III.2(p)(ii) do not infringe any third party rights and were not misappropriated from any third party and do not conflict with any third party rights. Neither the Company nor any Seller is aware of any

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         infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as conducted.

         The Company needs no additional Intellectual Property Rights which are necessary for the operation of the Business as it was operated prior to Closing. The Company has taken all actions necessary to preserve the value of and to ensure the continuous protection of the Intellectual Property Rights and its rights therein.

         None of the Company, any Seller or any of their respective agents has practiced inequitable conduct under any applicable laws with respect to any of the foregoing. Except for agreements itemized on Annex III.2(p)(i), the Company is not obligated to indemnify any person for any liability, cost or expense arising from such person's use, sale, licensing or disposition of any Intellectual Property Rights or such person's manufacture, use, sale, license or other exploitation of any product or technology. Except for agreements itemized on Annex III.2.(p)(i), no agreements or arrangements are in effect with respect to the development, nondisclosure, marketing, distribution, licensing or promotion of the Intellectual Property Rights by any independent contractor, salesperson, distributor, sublicensee or other remarketer or sales organization.

(q)      Contracts

         Annex III.2.(q) hereto sets forth a complete and correct list, of all written or oral contracts (except employment contracts), agreements, commitments, instruments or other consensual obligations to which the Company is a party or by which the Company, or any of its assets or properties is bound (i) which each involve a yearly aggregate consideration of US$ 20'000 or more, (ii) which evidence or provide for any borrowing indebtedness of the Company or any encumbrance on any of the Assets, (iii) which guarantee the performance, liabilities or obligations of any other person (whether legal or natural), (iv) which restrict the ability of the Company to conduct any business activities,
         (v) which involve any governmental entity, (vi) which are not in the ordinary course of the business, (vii) which are terminable by any third party, or which would be breached, in each case, as a result of the transactions contemplated by this Agreement, (viii) which relate to Intellectual Property Rights, (ix) which have a term of more than one year or cannot be terminated on 90 days notice or less, or (x) any contract, commitment or agreement of any nature with any Seller, or any Associate of any Seller, (xi) any agreement, contract or commitment relating to any expenditure or a series of related expenditures in excess of US$ 20'000, (xii) any outstanding loan or advance by the Company to, or investment by the Company in, any person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment (excluding trade receivables),
         (xiii) any agreement, contract or commitment limiting the freedom of the Company or any affiliate of the Company to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or to compete with any person or to engage in any business or activity in any geographical area, (xiv) or any collective bargaining agreement, union agreement, consulting agreement, management service

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         agreement, agreement providing for the services of an independent contractor or any other similar type of contract or agreement; (xv) any profit-sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plan, agreement, arrangement or commitment of a similar nature or any agreement with any present or former officer, director or shareholder of the Company; (xvi) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of the Company's capital stock or the purchase, redemption or other acquisition of capital stock; (xvii) or which are otherwise material to the Business (these agreements collectively referred to as the "AGREEMENTS"). All Agreements are in full force and effect. The Company is not in breach of any of the Agreements, nor is, to the Best Knowledge of the Sellers, any third party in breach of the Agreements or has repudiated any provision of the Agreements and no event has occurred which with notice, lapse of time or both would constitute a breach or default or permit termination, modification or acceleration of any such Agreement. None of the Agreements will be breached or will terminate by its terms as a result of the transactions contemplated herein. There are no pending or, to the Best Knowledge of the Sellers, threatened disputes with respect to the Agreements. The Company is not obligated to pay any liquidated damages under any of the Agreements and there are no facts or circumstances that could reasonably be expected to result in an obligation of the Company to pay any such liquidated damages. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Agreements have been delivered to the Purchaser, and such copies and/or descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto. There is no reason why any of the Agreements (i) cannot readily be fulfilled or performed by the Company on time without undue or unusual expenditure of money or effort. The transactions contemplated herein do not require the approval or consent of any person pursuant to any of the Agreements.

(r)      Litigation

         There is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Swiss or foreign governmental commission, court, tribunal or arbitral body by or against the Company or any of its assets or properties pending, or, to the Best Knowledge of the Sellers, threatened to be brought against the Company or the Sellers, or any of their officers or staff relating to the Company, the Business or the Assets, by any person or before any Swiss or foreign governmental commission, court, tribunal or arbitral body nor, to the Best Knowledge of the Sellers, do any circumstances exist which are likely to give rise to any such claim, action suit, arbitration, inquiry, proceedings or investigation.

(s)      Compliance with Laws

         The Company and the Business are, and have been in compliance with all laws and regulations of local, federal and foreign governmental authorities applicable to the Company. The Company possesses, and is in compliance with, all licenses, permits,


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         approvals and other governmental authorizations necessary to the conduct of the Business as currently conducted, which licenses, permits and approvals are set forth on Annex III.2.(s)(i), and there is no reason or circumstance which indicates that such licenses, permits, approvals and authorizations are likely to be revoked or confer a right of revocation. The Company has not received and no Seller is aware of any reports of inspections under any applicable federal, state or local health and safety laws and regulations relating to the Company, its assets or the operation of the Business. There are no safety, health, anti-competitive or discrimination claims that have been made or are pending or, to the Best Knowledge of each Seller, that are threatened relating to the Business or the employment practices of the Company. The Company has complied with all governmental requirements applicable to the Business. Except as listed in Annex III.2.(s)(ii), the Company
         (1) has not performed any clinical trials of any drugs or pharmaceutical compounds and (2) has not applied for marketing approval for any drug or pharmaceutical compound from any governmental authority.

(t)      Insurance

         Annex III.2.(t) hereto sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Company relating to the Business and sets forth the annual or other premiums payable thereunder with respect to the Business and the type and extent of coverage afforded by each such policy. Each such policy is in full force and effect. The Company carries such insurance contracts and has obtained such coverage thereby as is customary and reasonable for a business of the sort as conducted by the Company. The Company has not received any notice or other communication from any insurance company within the three (3) years prior to the date hereof canceling or amending such policies or substantially increasing the annual or other premiums payable under any of said insurance policies, to the Best Knowledge of the Sellers, and no such cancellation or amendment is threatened. There is no dispute with respect to such policies, and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Accounts. All retroactive premium adjustments for any period ended on or before December 31, 2000, under any insurance policies of the Company have been recorded in accordance with generally accepted accounting principles in Switzerland consistently applied and are reflected in the Accounts. None of the policies set forth on Annex III.2(t) will terminate as a result of the transactions contemplated by this Agreement.

         All premiums pertaining to the insurance policies have been paid when due, or duly provided for in the Accounts.

(u)      Products

         The Company has not manufactured or sold any product.


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(v)      Employees

         Annex III.2.(v)(i) contains a list of all employees of the Company. This list contains details about salary and compensation (including benefits in kind), notice periods for termination, right to severance pay and to bonus.

         Except for employment contracts listed in Annex III.2.(v)(ii), each contract of employment to which the Company are a party can be terminated by the Company without damages or compensation (other than that payable by law) by giving at any time only the minimum period of notice applicable to that contract under the laws of Switzerland.

(w)      Professional and Social Welfare

         Any and all returns and reports related to Social Security Contributions that are required to be filed with respect to the Company prior to the date hereof have been timely and correctly filed. The Company has paid in full any and all Social Security Contributions as and when due. No social security authority is now asserting any deficiency or claim for additional Social Security Contributions (or interest thereon or penalties in connection therewith) and any and all Social Security Contributions which (although not due) have accrued on the basis of the salaries to be paid until the date hereof, have been fully provisioned.

         There are no facts or circumstances existing or having arisen prior to the date hereof which have led or, to the Best Knowledge of the Sellers, may lead to a re-assessment by any social security authority of Social Security Contributions to be made by the Company relating to any period prior to the date hereof.

         The details of the employee pension fund of the Company are described in Annex III.2.(w)(i) (hereinafter the "PENSION FUND"). The Company is meeting all its obligations under the Pension Fund and specifically has paid (or accrued) all contributions required prior to the date hereof as stipulated by the regulations of the Pension Fund. Except for the Pension Fund, there are no other benefit plans or arrangements for the benefit of employees, directors of offices of the Company.

         Performance of these obligations is reflected in the pension fund certificate (hereinafter the "PENSION FUND CERTIFICATE") attached hereto as Annex III.2.(w)(ii). All payments required to be made to fund the Pension Fund have been made. The Company is not required to contribute to any pension fund other than the Pension Fund. There are no pending or threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against the Pension Fund. No notice has been received by the Company of an increase or proposed increase in the cost of any employee welfare benefit or employee pension benefit plan or other employee benefit agreement or arrangement. The transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount, of compensation due any director, officer or employee or former director, officer or employee (including any beneficiary) from the Company.


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(x)      No collective bargaining

         There is no collective bargaining or other union agreement or arrangement (whether binding or not) to which the Company is a party or by which it is bound or which is currently being negotiated and no organizing effort by any trade union or dispute between the Company and any trade union or other organization formed for a similar purpose is existing, pending or threatened.

(y)      Bank Accounts

         Annex III.2.(y)(i) contains a list of all bank accounts opened in the Company's name and of the persons holding powers to access them or withdraw from them, as well as the credit and debit balances of such accounts as of the most recent practicable date. Except as set forth in Annex III.2.(y)(ii), since the date of the balances set forth on such list, there have been no payments out of or drafts against any of the accounts included therein other than routine payments and drafts in the ordinary course of business, and the balances in such accounts as of the date hereof are not materially different from those reflected in such list.

(z)      Competing Interests

         Except as set forth on Annex III.2.(z), none of the Sellers, or any director or officer of, the Company:

         (i) owns, directly or indirectly, any equity interests in, or is a director, officer or employee of, or consultant to, any entity which is a direct competitor of the Company (except for ownership, if any, of less than one percent of the outstanding capital stock of any corporation the capital stock of which is traded on a nationally recognized securities exchange), or

         (ii) owns, directly or indirectly, in whole or in part, any property, asset or right which is associated with the Assets or the Business or which the Company is presently operating or using in connection with or the use of which is necessary for or material to the operation of the Business.

(aa)     Brokers and Finders

         No broker or finder has acted for the Company or any Seller in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or each Seller.


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(ab)     Termination of agreements between the Company and the Sellers

         As of the date hereof, except for the agreements listed in Annex III.2.(ab), Sellers have terminated all agreements, whether written or oral, existing between the Company, on the one hand, and any Seller or any Associates of any Seller, on the other hand, unless the continuation of such agreement has been previously approved by the Purchaser in writing. The termination of any such agreement does not oblige the Company to make any payments in compensation of the termination, such as for example severance payments or any payment for a notification period extending beyond the date hereof.

(ac)     Absence of Questionable Payments

         None of the Company, any Seller, director, officer, agent or employee of the Company or other person acting on behalf of any Seller or the Company has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to any government officials or others or established or maintained any unlawful or unrecorded funds in violation of the laws of any national, federal, state, local or foreign jurisdiction. None of the Company, any Seller, director, officer, agent or employee of the Company has accepted or received any unlawful contributions, payments, gifts, or expenditures.

(ad)     Records

         The books, records and minutes kept by the Company with respect to the Assets and the Business, including, but not limited to, all customer files, service agreements, correspondence and historic revenue of the Company, have been kept properly and contain records of all matters required to be included therein by any governmental requirement or by generally accepted accounting principles in Switzerland, and such books, records and minutes are true, accurate and complete.

(ae)     Supplier List

         Annex III.2(ae) sets forth a true, correct and complete list of all suppliers of the Business from which the Company has purchased or otherwise received more than US$ 50,000 worth of products or services during the past three years. This list provides an accurate statement of the gross payments to each such supplier by the Business during the past three years.

(af)     No Royalties

         Except as set forth on Annex III.2(af), no royalty or similar item or amount is being paid or is owing by the Company, nor is any such item accruing, with respect to the operation, ownership or use of the Business or the Assets.

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(ag)     Effect of Agreement

         The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the corporate documents or other charter documents, regulations or bylaws of the Company; result in any violation of any governmental requirement applicable to any Seller, the Company, the Assets or the Business; conflict with, or result in any breach of, or a default or loss of any right under (or an event or circumstance that, with notice or the lapse of time, or both, would result in a default), or the creation of an encumbrance pursuant to, or cause or permit the acceleration prior to maturity or "put" right with respect to, any obligation under, any contract, indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Company or any Seller is a party or to which any of the Assets or Business are subject; relieve any person of any obligation (whether contractual or otherwise) or enable any person to accelerate or terminate any such obligation or any right or benefit enjoyed by the Company or to exercise any right under any agreement in respect of the Assets or the Business; and require notice to or the consent, authorization, approval, clearance, waiver or order of any person. Except as set forth on Annex III.2(ag), the business relationships of clients, customers and suppliers of the Business will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company or any Seller will not result in the loss of any governmental license, franchise or permit possessed by the Company or applicable to the Assets or the Business.

         Each Seller has full legal right, power and authority to enter into and deliver this Agreement, to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly and validly executed and delivered by each Seller and, as applicable, the execution and delivery of this Agreement by each Seller and the performance by it of the transactions contemplated herein have been duly and validly authorised by all requisite corporate or other actions of each Seller. This Agreement is the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with the terms of the Agreement, except as limited by applicable bankruptcy, moratorium, insolvency or similar laws affecting generally the rights of creditors or by principles of equity.

(ah)     Accuracy of information

         None of the representations, warranties or statements contained in this Agreement, the Investor Rights Agreement, the Escrow Agreement and the Employment Agreements or in the Annexes hereto and thereto contains any untrue statement of a fact or omits to state any fact necessary in order to make any of such representations, warranties, statements or information true and not misleading as of the Closing Date. All information required to be provided by any Seller, the Company or their respective agents pursuant to the terms of this Agreement is true, complete and

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         correct as of the Closing Date. There is no fact or matter that is not disclosed to the Purchaser or the Parent in this Agreement, the Investor Rights Agreement, the Escrow Agreement and the Employment Agreements or the Annexes hereto and thereto that adversely affects or, so far as the Company or any Seller can now reasonably foresee, could adversely affect the condition (financial or otherwise) of any of the Assets or the Business or the ability of the Company or any Seller to perform their respective obligations under this Agreement.


                             ARTICLE IV - COVENANTS

IV.1     EMPLOYMENT AGREEMENTS

Immediately upon Closing, Seller 2 shall enter into the Employment Agreement.

IV.2     COVENANT NOT TO COMPETE AND NOT TO SOLICIT

For the purpose of assuring to the Purchaser and the Parent the full benefit of the businesses and goodwill of the Company, each of the Sellers undertakes by way of further consideration for the obligations of the Purchaser and the Parent under this Agreement as separate and independent agreements that he or it will not:

         (i) at any time after Closing disclose to any person, or himself or itself use for any purpose, and shall use his best endeavors to prevent the publication or disclosure of, any non-public information concerning the Business, Assets, accounts or finances of the Company or any of its clients' or customers' transactions or affairs of which he has knowledge;

         (ii) for three years after Closing either on his own account or for any other person directly or indirectly solicit, interfere with or endeavor to entice away from the Company any person who to his knowledge is, or has during the past three years preceding the Closing been, a client, customer or employee of, or in the habit of dealing with the Company;

         (iii) for three years after Closing, either alone or jointly with or as manager, agent for or employee of any person or as a shareholder of more than a 5% interest, directly or indirectly, carry on or be engaged, concerned or interested in any business competing with the Business.

                  The Sellers' undertakings under this provision (iii) shall expire upon the Purchaser ceasing to conduct the Business.

IV.3      RESIGNATION

Immediately after Closing, the Purchaser shall take the necessary steps to register with the Commercial Registry the resignation of the resigning member of the board of directors of the Company.

Share Purchase Agreement                                                    -27-
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IV.4     CHANGE OF CORPORATE NAME

Immediately upon Closing, the Purchaser shall resolve on a extraordinary general shareholders meeting of the Company that the corporate name of the Company be changed to ILEX Research Europe S.A.

IV.5     OPERATING AND CAPITAL BUDGETS

Upon Closing, the Company will be managed by Seller 2 as senior executive and head of the Geneva research and development (R&D) operations. The Parent agrees that the approved operating and capital budget of the Company for 2001 will be a minimum of US$ 5 million to cover the transition period and subject to the viability of performance, and to final agreement of the Executive Business Council and the Vice President ILEX Research Europe, a minimum of US$ 4.5 million for 2002 and 2003;

The Company will have the primary responsibility for managing the present projects (i.e., scientific collaborators, scientific advisors, etc.) and, in collaboration with ILEX Business Development representatives, to pursue reasonable business development efforts and partner non-oncology therapeutic areas such that the benefits of the programs are fully realized.

IV.6     INDIRECT PARTIAL LIQUIDATION

The Purchaser has not made, and will not during the 5 (five) years following the Closing Date make, any payment of the Purchase Price (or any portion thereof) out of any funds which either directly or indirectly (by virtue of cash disbursement, upstream loans, back-to-back arrangements, guarantees, pledge or in any other manner) are taken from the Company, and the Purchaser will not take other actions that re-characterizes the Purchase Price as income taxable to the Sellers. The Purchaser is aware that such payments according to tax practice of the Swiss Tax Administration, might be construed as "liquidation partielle indirecte" or "liquidation", which might re-characterize capital gain as taxable dividend income of the Sellers 2 to 5.

The Purchaser unconditionally and irrevocably undertakes to hold the Sellers 2 to 5 fully harmless and to indemnify the Sellers 2 to 5 for any and all income and/or withholding taxes which are imposed on the Sellers 2 to 5 by a non-appealable judgement based on the initial decision of either the cantonal or federal tax authorities. The Purchaser shall however seek no indemnification from Seller 1 for any tax liability of the Company relating to the present transaction, i.e., the purchase of the Sale Shares, arising exclusively on the basis of the theory of the indirect partial liquidation. The Purchaser shall be kept informed by the Sellers 2 to 5 and the Purchaser shall, in its entire discretion, arrange for and control the necessary tax procedure and bear all costs incurred with such a non-appealable judgement. The Sellers 2 to 5 shall use their best efforts to contest any claim or case brought by the cantonal or federal tax authorities and resist any attempted re-characterization of the Purchase Price or use of Retained Earnings as dividend or other taxable income.

Share Purchase Agreement                                                    -28-
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                          ARTICLE V - INDEMNIFICATION

V.1      PRINCIPLE OF THE WARRANTY INDEMNIFICATION

All Sellers hereby jointly and severally agree to indemnify and hold harmless the Purchaser and the Parent from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorney's fees incurred by the Purchaser or the Parent by reason of or resulting from a breach of or inaccuracy in the representations, warranties, agreements, or covenants contained in this Agreement.

Notwithstanding the provisions of this Article V.1, a breach of any of the Covenants in Article IV.2 of this Agreement will give the right for indemnification only from the Seller in breach thereof.

The parties agree that Articles 201 and 210 of the Swiss Code of Obligations are not applicable to any claim arising out of or in connection with this Agreement.

V.2      DEDUCTIONS FROM PAYMENTS

(i) Any payments of indemnity will be paid by the Sellers and may be withdrawn by Purchaser or the Parent from the Escrow Account to satisfy any claim. All sums payable by any Seller to the Purchaser or the Parent under this Article V shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(ii) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-paragraph V.2(i) of this clause, the Sellers shall be obliged to pay the Purchaser or the Parent such sum as will, after the deduction or withholding has been made, leave the Purchaser or Parent with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(iii) If any tax shall be payable by the Purchaser or Parent on any sum paid by the Sellers to the Purchaser or the Parent under this Agreement, the Sellers shall be obliged to pay to the Purchaser or the Parent such sum as will, after the payment of such tax has been made by the Purchaser or the Parent, leave the Purchaser or the Parent with the same amount as it would have been entitled to receive in the absence of any such requirement to pay tax.

V.3      LIMITATION IN TIME

The Purchaser or the Parent may request indemnification as provided in Article
V.1 or present a claim for breach of a representation, warranty, covenant or agreement only: (i) during a period of two years from the Closing or (ii) in case of a breach of the Sellers' representations and warranties in Article III.2.(l)(taxes), III.2(m)(environment) and III.2(w)(pension and social security) during a period of five years from the Closing (hereinafter in both cases of (i) and (ii) the "INDEMNIFICATION PERIOD"). Upon expiry of the applicable Indemnification Period, the right to request indemnification shall lapse.

Share Purchase Agreement                                                    -29-
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Should the Purchaser or the Parent discover or receive notice of any facts or circumstances that may trigger an indemnification request, the Purchaser or the Parent, as the case may be, shall inform the Sellers as soon as reasonably practicable, but in no event later than six months, after discovery or receipt of notice.

Where reasonable details of any claim are given by the Purchaser or the Parent to any Seller within the Indemnification Period, and in conformity with Article
V.6 where applicable, the giving of those details shall be considered to be a call for indemnification, subject to the condition that such details have been sent to the Sellers in accordance with Article VI.1.

If a claim for indemnity is provided pursuant to this Article V by an Indemnified Party and any Indemnifying Party does not pay such claim or object to such claim within 15 Business Days after notice is received by the Indemnifying Party, such claim shall be deemed agreed to by the Indemnifying Party. If any Indemnifying Party shall object to such claim, a written notice of such objection setting forth in reasonable detail the basis for such objection shall be provided to such Indemnified Party and such dispute shall be resolved in accordance with the arbitration provisions hereof. In addition, if the claim shall have been determined to have been a valid claim, damages shall include 5% interest until fully paid.

V.4      CAP; THRESHOLD

(i) The parties have agreed that the Sellers' aggregate liability pursuant to Article V.1 for any breach of the provisions of Article III.2. shall be limited to an aggregate amount equivalent to 50% of the Purchase Price, plus reasonable attorneys fees and litigation costs.

(ii) No indemnification shall be payable by the Sellers in respect of any claim for damages, for breach of any of the warranties, covenants, agreements or other undertakings under this Agreement, except for any breach of Article III.2(ac) or Article III.2(ad), unless and until the aggregate cumulative liability of the Sellers in respect for such claims, reaches a threshold amount of US$ 200,000. Once the threshold amount has been exceeded, the Sellers shall be liable for the full amount of any and all claims, and not merely for the excess.

The limitations contained in this Article V.4 shall not apply in case of intentional misrepresentations or fraud by any Seller which may give rise to a claim for damages.

V.5      INDEMNIFICATION BY PURCHASER

The Purchaser hereby agrees to indemnify and hold harmless the Sellers from and against any losses, damages, liabilities, obligations, claims, judgements, costs and expenses including reasonable attorneys' fees incurred by the Sellers by reason of or resulting from a breach of or inaccuracy in any of the Purchaser's representations, warranties, covenants and agreements contained in this Agreement.

Share Purchase Agreement                                                    -30-
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V.6      THIRD PARTY CLAIMS

Promptly after a party entitled to indemnification under this Article V (an "INDEMNIFIED PARTY") shall have received notice (an "INDEMNIFICATION NOTICE") of the commencement of any action by a third party in respect of which the Indemnified Party will or may seek indemnification under this Article V or shall have discovered other facts that the Indemnified Party believes give rise to a right to indemnity in respect of third party rights, the Indemnified Party shall notify the party providing the indemnification hereunder (the "INDEMNIFYING PARTY") thereof in writing but no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it has to the Indemnified Party except if and to the extent that the Indemnifying Party shall have been materially prejudiced thereby. In making any claim under this Article V.6, the Indemnified Party will specify with reasonable particularity the item or items giving rise to the claim and the basis of the claim.

The Indemnified Party shall be entitled to defend such lawsuit or action (including, without limitation, all administrative appeals, proceedings, hearing and conferences with any tax authority and all aspects of any litigation relating to taxes) and to employ and engage attorneys of its own choice to adequately handle and defend the same. The reasonable fees of such attorneys shall be borne by the Indemnifying Party.

The Indemnifying Party shall have the right to employ its own, separate counsel who may give non-binding advice to the Indemnified Party and shall have the right to be consulted by the Indemnified Party in the defense of such lawsuit or action, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party.

The Indemnifying Party shall co-operate in all reasonable respects with the Indemnified Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

The Indemnified Party shall, in conducting the lawsuit or action, take into account the reasonable interests of the Indemnifying Party.

The Indemnified Party shall not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.

V.7      ADJUSTMENT OF INDEMNITY PAYMENT

If any amount is paid by an Indemnifying Party pursuant to this Article V in respect of any item, then to the extent that the Indemnified Party later recovers in respect of such item an amount which, when added to the indemnification payment previously received in respect thereof pursuant to this
Article V, exceeds the amount which the Indemnified Party was entitled to receive in respect of such item in accordance with the terms thereof, the Indemnified Party will pay to the Indemnifying Party promptly the amount of such excess.

Indemnity shall be due for any and all amounts in excess of the items or reserves provisioned for in the Accounts.

Share Purchase Agreement                                                    -31-
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V.8      EFFECT OF KNOWLEDGE ON REPRESENTATIONS AND WARRANTIES

Notwithstanding anything to the contrary in this Agreement and the Annexes hereto, no due diligence or other investigation or knowledge on the part of the Purchaser, the Parent or their agents shall limit the Sellers' or the Company's obligations with respect to, or liabilities for breach or inaccuracies of, representations, warranties, covenants, agreements, disclosures or other obligations hereunder. The Sellers shall in particular not be excused from any act or omission because of a failure by the Purchaser, the Parent or their agents to uncover information material to the transaction, or failure to consider as material such information as is uncovered. Such failure shall in no circumstances be deemed a contributory negligence allowing a reduction of any damages due by the Sellers for any cause whatsoever.

V.9      EXCLUSIVE REMEDY

The sole and exclusive remedy of any party for any misrepresentation or any breach of a representation, warranty or covenant set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article V, including payment from the Escrow Account, provided, however, that the Purchaser and the Parent shall be entitled to specific performance and injunctive relief where available by law.


                           ARTICLE VI - MISCELLANEOUS

VI.1     NOTICES

All notices, requests, demands, waivers and other communications (together "NOTICES"), required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail or by telefax with a confirmation by registered mail, or by overnight delivery service confirmed by email or telefax, as follows:

a.    if to the Sellers, to:
      VALOROUS TRADING PTE LTD, SINGAPOUR
      P.a. Mr. Jean-Charles Roguet
      Attorney-at-Law
      Place du Molard, 3
      CH-1211 Geneve 3

      and to:
      MR. CRAIG L. BENTZEN
      Chemin de la Chevrerie, 3
      CH-1279 Bogis-Bossey

      and to:
      MR. MONG LAN NGUYEN
      La Levratte, 14
      CH-1260 Nyon

Share Purchase Agreement                                                    -32-
--------------------------------------------------------------------------------


      and to:
      MR. ERIC NIESOR
      Chemin de Bonmont, 13 C
      CH-1260 Nyon

      and to:
      MR. JEAN-CHARLES ROGUET
      Attorney-at-Law
      Place du Molard, 3
      CH-1211 Geneve 3


b.    if to the Purchaser or the Parent, to:
      ILEX ONCOLOGY, INC.
      Attn: Mr. Richard Love
      President and CEO
      4545 Horizon Hill Blvd.
      USA-San Antonio, Texas 78229-2263
      Fax: +1 210 949 83 90

      with a copy to:
      ILEX ONCOLOGY, INC.
      Attn: Ronald G. Tefteller
      Vice President and General Counsel
      4545 Horizon Hill Blvd.
      USA-San Antonio, Texas 78229-2263
      Fax: +1 210 949 83 90

      and to:
      FULBRIGHT & JAWORSKI L.L.P.
      Attn: Phillip M. Renfro, Esq.
      Attorney at Law
      300 Convent Street, Suite 2200
      USA-San Antonio, Texas 78205
      Fax: +1 210 270 72 05


or to such other substitute person or address as any party shall from time to time specify by notice in writing to the other parties.

Notices and communications made by fax shall be deemed to be received on the date of dispatch provided that an answer-back confirmation is available, irrespective of the date of receipt of the confirmation by registered mail. Notices given by registered mail only are deemed to be received upon delivery to the addressee.

Share Purchase Agreement                                                    -33-
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VI.2     ENTIRE AGREEMENT

This Agreement (including the Schedules, Exhibits and Annexes) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, oral or written, between the parties hereto with respect to the subject matter hereof, except as stated and provided in the Investor Rights Agreement.

VI.3     SEVERABILITY OF PROVISIONS

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

VI.4     BINDING EFFECT, BENEFIT

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

VI.5     ASSIGNABILITY

This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. The Purchaser may however assign without the Sellers' prior consent all its rights under the Agreement to any Associate controlled by the Parent.

VI.6     AMENDMENT AND MODIFICATION; WAIVER

This Agreement may be amended or modified by a written instrument duly executed by the Purchaser, the Parent and the Sellers at any time with respect to any of the terms contained herein. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach or a waiver of any other provision of this Agreement.

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VI.7     ANNOUNCEMENTS

(a)        Employees

           The transactions contemplated by this Agreement shall be announced to the employees of the Company prior to or simultaneous with any press release or public announcement in a form to be agreed upon by the parties and in accordance with applicable laws.

(b)        Press Release

           No announcement concerning this sale and purchase will be made before, on or after Closing by any party to this Agreement except as required by law or any competent regulatory authority (provided that in any such case a party required to make such an announcement has, where reasonably practicable, first consulted the other party and taken into account the reasonable comments, objections and requirements of the other party) or with the written approval of the other party hereto (such approval not to be unreasonably withheld or delayed).

VI.8     CONFIDENTIALITY

The parties agree to keep the terms of this Agreement and any non-public information acquired during the course of the negotiations having led to this Agreement strictly confidential subject to applicable securities laws.

VI.9     ADVISER'S FEES; EXPENSES

Except as otherwise specifically provided in this Agreement, each of the parties shall bear its own fees and costs incident to this Agreement and the transactions contemplated hereby, including those of its financial, technical, legal and other advisers.

VI.10    APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

VI.11    ARBITRATION

(a) All disputes arising out of or in connection with the present Agreement that cannot be settled by mutual agreement shall be finally settled by arbitration to the exclusion of the ordinary courts, by a three-person arbitral tribunal (the "ARBITRAL TRIBUNAL") in accordance with the rules of the London Court of International Arbitration, as currently in force, except as modified by this Agreement.

Share Purchase Agreement                                                    -35-
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(b)      In the event of such dispute, the Sellers shall jointly appoint one arbitrator, the Purchaser and Parent jointly shall appoint one arbitrator, and the so-appointed arbitrators shall jointly appoint a third arbitrator who shall act as the president of the Arbitral Tribunal (the "PRESIDENT"). Should either party fail to appoint its arbitrator within thirty days from the date of appointment of the other party's arbitrator, or, if the two appointed arbitrators cannot agree on the President within fifteen days from the date of appointment of the second arbitrator, the necessary appointment shall be made by Chairman of the London Court of International Arbitration, at the request the more diligent party. Such appointment shall be final and binding on the parties hereto. The Arbitral Tribunal shall have its seat in London and the arbitration proceedings, including arguments and briefs, shall be conducted in English.

(c) The parties hereby agree that judgment on the arbitration award may be, but is not required to be, entered by any court of competent jurisdiction The award shall be delivered to the parties by the Arbitral Tribunal.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.



-------------------------
Valorous Trading PTE Ltd.



-------------------------
Craig Bentzen



-------------------------
Jean-Charles Roguet



-------------------------
Mong Lan Nguyen



-------------------------
Eric Niesor


ILEX ACQUISITIONS, INC.


By:
   ----------------------------
Date:
Name:
Title:



ILEX ONCOLOGY, INC.


By:
   ----------------------------
Date:
Name:
Title:

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                          LIST OF ANNEXES AND EXHIBITS


ANNEX III.2.(b)             The Corporate Documents of the Company

ANNEX III.2.(f)             The Accounts and the budget for the 2001 fiscal year

ANNEX III.2.(h)(i)          Aging schedule of all Accounts Receivable of the
                            Company outstanding on 31 January, 2001

ANNEX III.2.(h)(ii)         List of all Accounts Receivable written off by the
                            Company as uncollectible during the three years
                            before the date of the Agreement

ANNEX III.2.(j)(i)          List of changes which occurred in the Company since
                            31 December, 2000

ANNEX III.2.(i)             Capital Improvements

ANNEX III.2.(j)(ii)         List of agreements, arrangements or transactions
                            which the Company has entered into in the ordinary
                            course since 31 December, 2000

ANNEX III.2(j)              Confirmation from the Debt Collection Office

ANNEX III.2.(n)             List of all real property or premises owned or
                            leased in whole or in part and the annual rent
                            amounts payable by the Company

ANNEX III.2.(o)             List of equipment and other tangible assets owned by
                            the Company

ANNEX III.2.(p)(i)          List and brief description of all Intellectual
                            Property Rights registered by the Company or used by
                            the Company

ANNEX III.2.(p)(ii)         List of Intellectual Property Rights warranted by
                            Sellers

ANNEX III.2.(q)             List of all written or oral contracts

ANNEX III.2.(s)(i)          List of licenses, permits and approvals necessary to
                            the conduct of the Business

ANNEX III.2.(s)(ii)         List of clinical trials performed by the Company and
                            list of applications made by the Company for
                            marketing approval

ANNEX III.2.(t)             List of insurance policies maintained by the Company

ANNEX III.2.(v)(i)          List of all employees of the Company, including
                            details about salary, notice periods, etc.

ANNEX III.2.(v)(ii)         List of contracts of employment giving rise to
                            damages or compensation upon termination

ANNEX III.2.(w)(i)          Details of Pension Fund

ANNEX III.2.(w)(ii)         Pension Fund Certificate

ANNEX III.2.(y)(i)          List of all bank accounts of the Company with recent
                            credit and debit balances

ANNEX III.2.(y)(ii)         List of payments made on bank accounts after the
                            date of credit and debit balances

ANNEX III.2.(z)             List of the Sellers, directors and officers of the
                            Company with competing interests

ANNEX III.2.(ab)            List of agreements between the Sellers and the
                            Company which are not terminated on the date of the
                            Agreement

ANNEX III.2.(ae)            List of important suppliers of the Business

ANNEX III.2.(af)            List of royalties or similar items or amounts paid
                            by the Company

ANNEX III.2.(ag)            List of business relationship of clients, customers
                            and suppliers of the Business adversely affected by
                            the Agreement

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EXHIBIT 1                   Employment Agreement among the Company and Seller 2
EXHIBIT 2                   Escrow Agreement I
EXHIBIT 3                   Escrow Agreement II
EXHIBIT 4                   Investor Rights Agreement